Exhibit 99.2

ALLEGIANT TRAVEL COMPANY ISSUES SENIOR SECURED NOTES

LAS VEGAS. June 24, 2026 – Allegiant Travel Company (NASDAQ: ALGT) (the “Company,” “we,” “us,” or “our”) announced today that it issued $650.0 million in aggregate principal amount of its 7.125% Senior Secured Notes due 2031 (the “Notes”) upon closing of its previously announced private offering.

Each of the Company's subsidiaries, other than Dustland, LLC and certain other insignificant subsidiaries, have guaranteed the Notes (the “Guarantors”).  The Notes and the related guarantees are secured by security interests in substantially all of the property and assets of the Company and the Guarantors, excluding aircraft, aircraft engines, real property and certain other assets (the “Collateral”).  The Collateral also secures the Company’s currently undrawn $150.0 million Revolving Credit and Guaranty Agreement dated as of August 17, 2022.

The Company used a portion of the net proceeds from the sale of the Notes to purchase $377,534,000 aggregate principal amount of the Company’s 7.25% Senior Secured Notes due 2027 (the “Existing Notes”) that were tendered pursuant to the Company’s previously announced tender offer for the Existing Notes, and all interest, costs, fees, expenses and other amounts due and payable in respect thereof.  The Company canceled the Existing Notes purchased today. $25,465,000 aggregate principal amount of the Existing Notes remain outstanding and the Company expects to redeem such remaining Notes in third quarter 2026.  The Company will use the balance of the net proceeds of the Notes for general corporate purposes.

The Notes and the related guarantees have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any other jurisdiction.  The Notes and the related guarantees were offered and sold only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.

This press release does not constitute a notice of redemption with respect to the Notes.

Allegiant – Together We Fly™

Las Vegas-based Allegiant (NASDAQ: ALGT) is an integrated travel company with an airline at its heart, focused on connecting customers with the people, places and experiences that matter most.  Through Allegiant Air and Sun Country Airlines, the company serves approximately 22 million annual customers across scheduled passenger, charter and cargo operations.  Together, the airlines operate more than 650 routes serving nearly 175 cities throughout the United States and select international destinations.  Allegiant is committed to providing affordable travel options, operational excellence and long-term value for customers, employees, communities and shareholders.  For more information, visit Allegiant.com.

Media information, including photos, is available at http://gofly.us/iiFa303wrtF

Media Inquiries: mediarelations@allegiantair.com

Investor Inquiries: ir@allegiantair.com

No Offer or Solicitation

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer to sell or solicitation of an offer to buy, or a sale of, any securities in any jurisdiction in contravention of applicable law.